CUSHMAN & WAKEFIELD LTD.
FOURTH AMENDED & RESTATED OMNIBUS MANAGEMENT
SHARE AND CASH INCENTIVE PLAN
PERFORMANCE RESTRICTED STOCK UNIT GRANT AGREEMENT
THIS PERFORMANCE RESTRICTED STOCK UNIT GRANT AGREEMENT is made as of [Grant Date] by and between Cushman & Wakefield Ltd., a company incorporated under the laws of Bermuda (“C&W”), and [Participant Name] (the “Participant”).
WHEREAS, C&W has adopted the Fourth Amended & Restated Omnibus Management Share and Cash Incentive Plan (as such may be amended from time to time, the “Plan”) to promote the interests of C&W and its shareholders by providing certain employees, consultants or independent contractors of the Company with incentives and rewards to encourage them to continue in the service of the Company; and
WHEREAS, Section 7 of the Plan provides for the grant of Other Share-Based Awards, including restricted stock units (“RSUs”).
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:
1.Grant of RSUs. Pursuant to, and subject to, the terms and conditions set forth in the Plan and this Performance Restricted Stock Unit Grant Agreement, including Exhibit A and Exhibit B attached hereto and any additional terms and conditions for the Participant’s country set forth in Exhibit C hereto (collectively, this “Agreement”), C&W hereby grants to the Participant [Number of Awards] Performance-Vested RSUs (such amount, the “target award”). Each RSU represents the right to receive one Common Share subject to the terms of this Agreement and the Plan.
2.Grant Date. The “Grant Date” of the RSUs hereby granted is [Grant Date].
3.Incorporation of the Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. Except as otherwise provided in any country appendix attached hereto, if there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern. Unless otherwise indicated herein, all capitalized terms used herein shall have the meanings given to such terms in the Plan.
4.Vesting.
(a)Performance and Time Based Vesting Conditions. Subject to Section 4(b) and Section 4(c) hereof, the RSUs will vest from 0% to 150% of the target award based on (i) satisfaction of the performance targets during the applicable three-year performance period, as set forth in Exhibit A hereof, and (ii) the Participant’s continuing Employment throughout such performance period and through the third (3rd) anniversary of the Grant Date. C&W shall have the exclusive discretion to determine the date that the Participant’s Employment is terminated (“the “Termination Date”) for purposes of the RSUs.

(b)As provided in Exhibit A, of the Participant’s RSUs, 100% of the target award will be subject to the “Adjusted EPS” performance target and a rTSR Modifier.
(c)Termination of Employment due to Death or Disability. Subject to the terms of this Agreement, in the event the Participant’s Employment is terminated due to the Participant’s death or Disability, all unvested RSUs shall immediately vest at the Target level as of the Termination Date.
(d)Change in Control. The treatment of the RSUs upon a Change in Control shall be as set forth in Exhibit A.
5.Settlement. Subject to all the terms and conditions set forth in this Agreement and the Plan, vested RSUs shall be settled in Common Shares and such settlement shall occur no later than sixty (60) days following the earlier of (a) the third anniversary of the Grant Date or (b) such other applicable vesting date hereunder, (such date, the “Settlement Date”).
6.Rights as Shareholder. Upon and following the Settlement Date and the entry of such settlement on the books of C&W or its transfer agents or registrars, the Participant shall be the record owner of the Common Shares and shall be entitled to all of the rights of a shareholder of C&W, including the right to vote such Common Shares and receive any dividends or other distributions thereafter paid with respect to such Common Shares.
7.Forfeiture. RSUs that have not become vested as of the Participant’s Termination Date shall immediately be forfeited on such date, and the Participant shall have no further rights with respect thereto. Further, all RSUs, whether or not vested, shall immediately be forfeited in the event of (a) the Participant’s termination for Cause, (b) the application of any clawback or recoupment policy adopted by C&W or imposed by applicable law, (c) any breach of the Restrictive Covenants (defined below) discussed in Section 9 of this Agreement, or (d) any breach of any restrictive covenants in any other agreement between the Participant and C&W or any Affiliate, including, without limitation, any covenants relating to confidentiality, non-competition, non-solicitation, non-disparagement, or cooperation, and, in each case, the Participant shall have no further rights with respect to the RSUs.
8.Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, until the Settlement Date, the RSUs or the rights represented thereby may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of. No purported sale, assignment, transfer, pledge, hypothecation or other disposal of the RSUs, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such purported sale, assignment, transfer, pledge, hypothecation or other disposal, the RSUs will be forfeited by the Participant and all of the Participant’s rights to such RSUs shall immediately terminate without any payment or consideration from C&W.
9.Restrictive Covenants.
(a)Unless otherwise determined by the Committee in its sole discretion, by accepting the RSUs, the Participant acknowledges that the Participant is bound by the following restrictive covenants (the “Restrictive Covenants”); provided that the Restrictive Covenants in Section 9(a)(iii) and 9(a)(iv) below shall not apply to the extent prohibited by applicable law:
(ii)    Except to the extent (A) expressly authorized in writing by C&W, (B) required or expressly permitted by law or (C) required by any legal process, the Participant shall not at any time during the Participant’s Employment with the Company or following the date the Participant’s Employment terminates use, disseminate, disclose or divulge to any person or to any firm, corporation, association or other business entity, Confidential Information (as defined in Section 30) or proprietary Trade Secrets (as defined in Section 30) of the Company or any of its Affiliates;
(ii)    The Participant shall not at any time during the Participant’s Employment with the Company or following the date the Participant’s Employment terminates make any derogatory, disparaging or negative statements, orally, written or otherwise, against the Company or any of its Affiliates or any of their respective directors, officers, employees, products or services, provided, however, that nothing in this Agreement prevents the Participant from discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination or any other conduct that the Participant has reason to believe is unlawful;
(ii)    During the Non-Compete Period (as defined in Section 30), the Participant shall not, in the Territory (as defined in Section 30) (A) become employed in any capacity by, or become an officer, employee, director, agent, consultant, shareholder or partner of, or perform any services for, or otherwise hold an interest (other than the ownership of less than 5% of the stock or other equity interests of a publicly traded firm or corporation) in, any Competitor (as defined in Section 30) of the Company or (B) directly or indirectly, on his or her own behalf or on behalf of any other person or entity, including any Competitor of the Company or any of its Affiliates, engage in any business transaction or relationship or perform any services in any material way competitive with the Company or its Affiliates with or for a client or prospective client of the Company or its Affiliates; and
(ii)    During the Non-Solicit Period (as defined in Section 30), the Participant shall not directly or indirectly, on his or her own behalf or on behalf of any other person or entity, (A) solicit, attempt to solicit, or assist any other person in soliciting any employee, agent or contractor of the Company or any of its Affiliates or induce any employee, agent or contractor of the Company or any of its Affiliates to terminate his or her Employment or cease doing business with the Company or any of its Affiliates for any reason whatsoever, or (B) interfere with any business relationship between the Company or any of its Affiliates and any client or prospective client of the Company or any of its Affiliates or induce any client or prospective client to discontinue any business relationship with the Company or any of its Affiliates or to refrain from entering into a business relationship or transaction with the Company or any of its Affiliates.

(b)If at any time the Committee, or any delegate appointed by the Committee (the “Delegate”), reasonably believes that the Participant has breached any of the applicable Restrictive Covenants, the Committee or Delegate, as applicable, may suspend the vesting or settlement of Participant’s RSUs pending a good faith determination by the Committee or Delegate, as applicable, of whether any such Restrictive Covenant has been breached, it being understood that such suspension shall not cause the settlement to be delayed beyond the last date that settlement may occur pursuant to Section 5 hereof. If the Committee or Delegate, as applicable, determines in good faith that the Participant has breached any such Restrictive Covenants, the Participant shall immediately forfeit any outstanding unvested or vested but unsettled RSUs and shall deliver to C&W (or take all steps necessary to effectuate the delivery of), no later than five (5) days following such determination, any Common Shares issued upon the settlement of the Participant’s RSUs and any proceeds resulting from the sale or other disposition (including to C&W) of Common Shares issued upon settlement of the Participant’s RSUs. Notwithstanding the foregoing, the Participant acknowledges and agrees that C&W’s remedies at law for a breach or threatened breach may be inadequate and C&W may suffer significant harm and irreparable damages as a result of a breach or threatened breach. In recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, C&W may seek to obtain equitable relief with respect to the Participant’s RSUs in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available. The remedies under this Agreement are without prejudice to C&W’s right to seek any other remedy to which it may be entitled at law or in equity.
(c)The Participant agrees that the RSUs are adequate consideration for the Restrictive Covenants. The Restrictive Covenants shall apply to the Participant to the maximum extent permitted in the applicable jurisdiction. Should a court of competent jurisdiction determine that the scope of any provision of this Section 9 is too broad to be enforced as written, the Participant hereby authorizes the court or other legal body to reform the provision to such narrower scope as it determines to be reasonable and enforceable and the parties intend that the affected provision be enforced as so amended. The Participant has the right to consult with an attorney before entering into the Restrictive Covenants.
(d)The Restrictive Covenant Addendum, attached hereto as Exhibit B and incorporated herein, contains certain modifications to these Restrictive Covenants that may apply to the Participant based on the laws of the Participant’s Place of Employment (as defined in Section 30).
10.Taxes.
(a)Liability for Tax-Related Items. The Participant acknowledges that, regardless of any action taken by C&W or, if different, the Subsidiary employing or engaging the Participant (the “Employer”), the ultimate liability for any and all income taxes (including federal, state, local and other income taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (the “Tax-Related Items”) is and remains the

Participant’s responsibility and may exceed the amount, if any, actually withheld by C&W or the Employer. The Participant further acknowledges that C&W and/or the Employer (i) do not make any representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs or the underlying Common Shares, including, but not limited to, the grant, vesting, or settlement of the RSUs, or the subsequent sale of Common Shares and (ii) do not commit, and are under no obligation, to structure the terms of the grant or any aspect of the RSU to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that C&W and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Method of Withholding. In connection with any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to C&W and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes C&W or its agent to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by withholding in Common Shares to be issued upon settlement of the RSUs. In the event that such withholding in Common Shares is impracticable or inadvisable under applicable tax or securities law or has materially adverse accounting consequences, by the Participant’s acceptance of the RSUs, the Participant (i) authorizes and directs C&W and any brokerage firm determined acceptable to C&W to sell, on the Participant’s behalf, a whole number of shares from those Common Shares otherwise issuable to the Participant upon settlement as C&W determines to be appropriate to generate cash proceeds sufficient to satisfy any applicable withholding obligations or rights for Tax-Related Items, and/or (ii) authorizes C&W and/or the Employer, or their respective agents, at their discretion, to withhold from the Participant’s wages or other cash compensation otherwise payable to the Participant.
(c)Deemed Share Issuance. If the obligation for Tax-Related Items is satisfied by withholding Common Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Common Shares subject to the vested RSUs, notwithstanding that a number of Common Shares are held back solely for the purpose of paying Tax-Related Items.
(d)Tax Rates. C&W may withhold or account for Tax-Related Items by considering statutory or other withholding rates sufficient to satisfy the minimum and up to the maximum rates applicable in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Shares), or if not refunded, the Participant may need to seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority in the Participant’s jurisdiction(s).

(e)Compliance. C&W may refuse to issue or deliver Common Shares or the proceeds from the sale of Common Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
11.Nature of Grant.
(a)Voluntary and Discretionary. The Plan is established voluntarily by C&W, it is discretionary in nature, and it may be modified, amended, suspended or terminated by C&W at any time, to the extent permitted by the Plan.
(b)Rights to Future RSU Grants. The grant of RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past. Further, all decisions with respect to future RSU or other grants, if any, will be at the sole discretion of C&W.
(c)Participation. The Participant is voluntarily participating in the Plan.
(d)Not Part of Salary. The RSUs and the Common Shares subject to the RSUs, and the income from and value of same, are (i) not intended to replace any pension rights or compensation, and (ii) not part of normal or expected compensation for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments.
(e)Services as a Director. Unless otherwise agreed with C&W in writing, the RSUs and the Common Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary.
(f)Future Value. The future value of the underlying Common Shares is unknown, indeterminable, and cannot be predicted with certainty.
(g)No Entitlement. No claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of the Participant’s Employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any) or from the application of any clawback or recoupment policy adopted by C&W or imposed by applicable law.
12.No Advice Regarding the Grant. C&W is not providing any tax, legal or financial advice, nor is C&W making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Common Shares. The Participant should consult with his or her own personal tax, legal and financial advisors regarding the Participant’ participation in the Plan before taking any action related to the Plan.

13.Country-Specific Appendices. Notwithstanding any provisions in this Agreement, the RSUs shall be subject to any additional terms and conditions set forth in any country specific appendix attached to this Agreement as Exhibit C to the extent that the Participant resides and/or works in any such country. Moreover, if the Participant relocates to one of the countries included in the appendix, the additional terms and conditions for such country will apply to the Participant, to the extent C&W determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.
14.Imposition of Other Requirements. C&W reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs, and on any Common Shares acquired under the Plan, to the extent C&W determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
15.Modification; Entire Agreement; Waiver. No change, modification or waiver of any provision of this Agreement which reduces the Participant’s rights hereunder will be valid unless the same is agreed to in writing by the parties hereto, unless the Committee determines, in its sole discretion, that such change, modification or waiver is necessary or advisable to comply with applicable law. This Agreement, together with the Plan, represent the entire agreement between the parties with respect to the RSUs. The failure of C&W to enforce at any time any provision of this Agreement will in no way be construed to be a waiver of such provision or of any other provision hereof.
16.Policy Against Insider Trading. By accepting the RSUs, the Participant acknowledges that the Participant is bound by and shall comply with all the terms and conditions of C&W’s insider trading policy as may be in effect from time to time. In addition to C&W’s insider trading policy, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Common Shares or rights to Common Shares (e.g., RSUs) during such times as the Participant is considered to have material nonpublic information or other “inside information” regarding C&W (as defined by the laws in the applicable jurisdictions or the Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of C&W. The Participant is responsible for complying with any restrictions and should speak to his or her personal advisor on this matter.
17.Clawback Policy. By accepting the RSUs, the Participant acknowledges that this award is subject to forfeiture as a result of (a) the application of any clawback or recoupment policy of C&W, as may be in effect from time to time, or imposed by applicable law, (b) any breach of the Restrictive Covenants discussed in Section 9 of this Agreement, or (c) any breach of any restrictive covenants in any other agreement between the Participant and C&W or any Affiliate, including, without limitation, any covenants relating to confidentiality, non-competition, non-solicitation, non-disparagement, or cooperation. A recovery under this Section 17 may be made by withholding compensation otherwise due to the Participant, by cancelling RSUs, whether unvested or vested but unsettled, by C&W instructing any brokerage firm engaged by C&W to hold any Common Shares or other amounts acquired pursuant to the RSUs to impose a full trading and transfer block on the Participant's account with such brokerage firm and/or to re-convey, transfer or otherwise return any Common Shares and/or other amounts held in such brokerage account to C&W, each as shall be authorized by the Participant in accepting this Agreement, or by such other means determined appropriate by the Committee. The Clawback Policy provisions set forth in this Section 17 shall be applied by the Committee, at its discretion, to the maximum extent permitted under applicable law.
18.Exchange Control, Foreign Asset/Account and/or Tax Reporting. Depending upon the country to which laws the Participant is subject, the Participant may have certain foreign asset/account and/or tax reporting requirements that may affect the Participant’s ability to acquire or hold Common Shares under the Plan or cash received from participating in the Plan (including from proceeds arising upon the sale of Common Shares) in a brokerage or bank account outside the Participant’s country of residence. The Participant’s country may require that the Participant report such accounts, assets or transactions to the applicable authorities in the Participant’s country. The Participant also may be required to repatriate cash received from participating in the Plan to the Participant’s country within a certain period of time after receipt. The Participant is responsible for knowledge of and compliance with any such regulations and should speak with his or her personal tax, legal and financial advisors regarding same.
19.Currency Exchange Rates. Neither C&W, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the settlement of the RSUs or the subsequent sale of any Common Shares acquired upon settlement.
20.Successors and Assigns. C&W may assign any of its rights under this Agreement without the consent of the Participant. This Agreement will be binding upon and inure to the benefit of the successors and assigns of C&W. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiary, if applicable.
21.Captions. Captions provided herein are for convenience only and shall not affect the scope, meaning, intent or interpretation of the provisions of this Agreement.
22.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
23.Electronic Delivery and Participation. C&W may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by C&W or a third party designated by C&W.

24.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
25.Governing Law and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the provisions governing conflict of laws. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Illinois, agree that such litigation shall be conducted in the courts of Cook County, Illinois, or the federal courts for the United States for the Northern District of Illinois, where this grant is made and/or to be performed.
26.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof and accepts the RSUs subject to all of the terms and conditions of the Plan and this Agreement. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Board of Directors, or a committee thereof, in respect of the Plan, this Agreement and the RSUs shall be final and conclusive. The Participant acknowledges that there may be tax consequences upon disposition of the underlying Common Shares and that the Participant should consult a tax advisor prior to such disposition.
27.English Language. The Participant acknowledges that the Participant is proficient in the English language or has consulted with an advisor who is proficient in the English language, so as to enable the Participant to understand the provisions of this Agreement and the Plan. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.
28.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, C&W makes no representations that the payment and benefits provided under this Agreement comply with, or are otherwise exempt from, Section 409A of the Code, and in no event shall C&W be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.
29.Data Privacy.
(a)Data Collection and Usage. The Participant understands that C&W collects, processes, and uses certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, details of all Common Shares, RSUs or any other entitlement to Common Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Participant’s consent.
(b)Stock Plan Administration Service Providers. C&W transfers Data to Fidelity Stock Plan Services, LLC and certain of its affiliated companies (“Fidelity”), a third-party administrator, which assists C&W with the implementation, administration, and management of the Plan. In the future, C&W may select a different service provider, which will act in a similar manner, and share Data with such service provider. The Participant understands that Participant may be asked to agree on separate terms and data processing practices with Fidelity or any future service provider, with such agreement being a condition to the ability to participate in the Plan.
(c)International Data Transfers. C&W is based in Bermuda and Fidelity is based in the United States. The Participant’s country or jurisdiction may have different data privacy laws and protections than Bermuda and/or the United States. For example, the United States is not subject to an unlimited adequacy finding by the European Commission or an adequacy regulation by the United Kingdom Information Commissioner’s Office and, as a result, in the absence of appropriate safeguards such as the standard contractual clauses adopted by the European Commission, as applicable from time to time (the “EU Standard Contractual Clauses”) or the United Kingdom International Data Transfer Agreement (“IDTA”), the transfer of Data might not be subject to an adequate level of protection.
If the Participant is based in the European Union, the European Economic Area, or the United Kingdom (collectively, “EEA+”), Data will be transferred from the EEA+ to C&W and/or another Subsidiary outside the EEA+ based on the EU Standard Contractual Clauses and/or the IDTA, as applicable. The Participant may request a copy of the applicable safeguards by contacting , each of which are email addresses monitored by the Global Privacy Team. The onward transfer of Data from C&W and/or another Subsidiary outside the EEA+ to Fidelity may be conducted without such safeguards and is based solely on the Participant’s consent, as further described below.
If the Participant is based outside of the EEA+, C&W’s legal basis, where required, for the transfer of Data to C&W, any Subsidiary, Fidelity, and/or any future service provider is the Participant’s consent.
(d)Data Retention. C&W will hold and use Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with applicable laws, the exercise or defense of legal rights, and for archiving, deletion, and backup purposes. This means Data may be retained until after the Participant’s termination of Employment.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary, and the Participant is providing the consents herein on a purely voluntary basis. The Participant understands that if the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s salary from or employment and career with C&W or the Employer will not be affected; the only consequence of refusing or withdrawing consent is that C&W would not be able to grant RSUs or other equity awards to the Participant or administer or maintain such awards.
(f)Data Subject Rights. The Participant understands that the Participant may have a number of rights under the data privacy laws in the Participant’s jurisdiction, including the right to (i) request access or copies of Data that C&W processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Participant understands that he or she can contact: , each of which are email addresses monitored by the Global Privacy Team.
30.Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
(a)“Cause” shall mean, unless otherwise defined in an effective employment agreement with the Participant as of the date of termination, in which case such definition shall govern: (i) the Participant’s dishonesty, fraud, or misrepresentation to the Company or any third party; (ii) violation of (or refusal to comply with) the terms of the Participant’s offer letter or service agreement with the Company, the agreements governing the Participant’s equity awards (if any), including this Agreement, any material instructions from management, or the policies, rules or regulations of the Company applicable to the Participant, as may be amended from time to time; or (iii) any indictment of, or plea of guilty or no contest by, the Participant to a felony or any crime involving moral turpitude.
(b)“Commercial Real Estate Services” shall mean those services of the type provided by the Company, including but not limited to the leasing, sales, development, property management, facilities management, consulting, mortgage origination and servicing, valuation and appraisal services, real estate related structured finance and debt and investment management delivered to occupiers, owners, lenders and investors in office, retail, industrial, multi-family and other commercial real estate assets.
(c)“Competitor” shall mean any person or entity who derives or reasonably expects (based upon a preponderance of facts and circumstances) to derive more than 20% of its revenue from one or more Commercial Real Estate Services.
(d)“Confidential Information” shall mean all information regarding the Company or any of its Affiliates, any Company activity or the activity of any of its Affiliates, Company business or the business of any of its Affiliates, or Company customers or the customers of any of its Affiliates that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by the Company or any of its Affiliates, that is not generally disclosed by Company practice or authority to persons not employed by the Company or any of its Affiliates that does not rise to the level of a Trade Secret and that is the subject of reasonable efforts to keep it confidential, and shall include, to the extent such information is not a Trade Secret and to the extent material, but not be limited to, product code, product concepts, production techniques, technical information regarding the Company’s or any of its Affiliates’ products or services, production processes and product/service development, operations techniques, product/service formulas, information concerning Company or any of its Affiliates’ techniques for use and integration of its website and other products/services, current and future development and expansion or contraction plans of the Company or any of its Affiliates, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of the Company or any of its Affiliates and certain information concerning the strategy, tactics and financial affairs of the Company or any of its Affiliates; provided that Confidential Information shall not include information that has become generally available to the public, other than through a breach by such Participant; and provided, further, that this definition shall not limit any definition of “confidential information” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law. Notwithstanding anything herein or in any other agreement with or policy (including without limitation any code of conduct or employee manual) of the Company, nothing herein or therein is intended to or shall: (i) prohibit the Participant from making reports of possible violations of federal law or regulation (even if the Participant participated in such violations) to, and cooperating with, any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the U.S. Sarbanes-Oxley Act of 2002 or of any other whistleblower protection provisions of state or federal law or regulation; (ii) require notification to or prior approval by the Company of any such reporting or cooperation; or (iii) result in a waiver or other limitation of the Participant’s rights and remedies as a whistleblower, including to a monetary award. Notwithstanding the foregoing, the Participant is not authorized (and the above should not be read as permitting the Participant) to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Trade Secrets that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.
(e)“Disability” when used in connection with the termination of a Participant’s Employment shall mean (i) the inability of the Participant to engage in any substantial gainful activity or (ii) the receipt by the Participant of income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company, in each case by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
(f) “Non-Compete Period” shall mean the period commencing on the Grant Date and ending on the twelve (12)-month anniversary of the date the Participant’s Employment terminates.

(g)“Non-Solicit Period” shall mean the period commencing on the Grant Date and ending on the twelve (12)-month anniversary of the date the Participant’s Employment terminates.
(h)“Place of Employment” means the country of the Participant’s primary work location for non-U.S. Participants, or the state or the District of Columbia in which the Participant’s primary work location is located for U.S. Participants, as designated by the Employer, as of the date of execution of this Agreement.
(i)“Territory” shall mean the United States and any other country in which the Participant provided services to the Company or its Affiliates in the twelve (12) months prior to termination of the Participant’s Employment.
(j)“Trade Secrets” shall mean all secret, proprietary or confidential information regarding the Company and any of its Affiliates (which shall mean and include all of the Company’s joint ventures connected by ownership to the Company at any time) or any Company activity that fits within the definition of “trade secrets” under the U.S. Uniform Trade Secrets Act of 1979 (the “Uniform Trade Secrets Act”) or other applicable law, and shall include, but not be limited to, all source codes and object codes for the Company’s software and all website design information to the extent that such information fits within the Uniform Trade Secrets Act; provided that Trade Secrets shall not include information that has become generally available to the public, other than through a breach by such Participant; and provided, further, that this definition shall not limit any definition of “trade secrets” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.
*    *    *    *    *

IN WITNESS WHEREOF, C&W has caused this Agreement to be duly executed, and the Participant has hereunto signed this Agreement on the Participant’s own behalf, thereby representing that the Participant has carefully read and understands and agrees to this Agreement and the Plan as of the day and year first written above.

CUSHMAN & WAKEFIELD LTD

Acknowledged and Accepted:

___________________________
PARTICIPANT: [Participant Name]

EXHIBIT B
CUSHMAN & WAKEFIELD LTD.
FOURTH AMENDED & RESTATED OMNIBUS MANAGEMENT
SHARE AND CASH INCENTIVE PLAN
RESTRICTIVE COVENANT ADDENDUM TO THE
PERFORMANCE RESTRICTED STOCK UNIT GRANT AGREEMENT
1. [Intentionally Omitted]
2. U.S. Participants
[California. If the Participant’s Place of Employment is California, Sections 9(a)(iii) and 9(a)(iv) shall not apply following termination of the Participant’s Employment. ]
[Intentionally Omitted]

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